EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contacts:	Martha Fleming, Rod Marlow Fidelity Southern Corporation (404) 240-1504
FIDELITY SOUTHERN CORPORATION
REPORTS INCREASED 2007 FIRST QUARTER EARNINGS
     ATLANTA, GA (April 19, 2007) — Fidelity Southern Corporation (“Fidelity”) (NASDAQ:LION) reported net income of $2,564,000 for the first quarter of 2007 compared to $2,111,000 for the same quarter in 2006, an increase of $453,000 or 21.5%. Basic and diluted earnings per share for the first quarter of 2007 were $.28 compared to $.23 for the same period in 2006, an increase of 21.7%.
     Fidelity Chairman James B. Miller, Jr. said, “First quarter earnings were remarkably good. Loan production also continued strong. Outstandings were maintained despite significant loan sales and loan payoffs, which we had projected in our 2006 year-end report.
     “Because this market is certainly one of the best in the country, we will continue to expand our delivery platform to take advantage of opportunities for future growth. Our platform provides a centralized credit culture, purely organic loan growth, and relationship banking.
     “We will continue to selectively hire key employees. A team of private bankers and several seasoned lenders were added in the first quarter. The Newnan office in fast growing Coweta County opened in April. Preparations for opening the Winder branch in Barrow County are well underway. Two other branches are also planned for second-quarter openings.
     “However, for the rest of the year, we will be cautious on the loan side. Economic uncertainties and intense competitive pressure for quality loans tell us that loan growth may moderate. Margin pressure has not moderated. Thus, despite the dramatic increase in earnings in the first quarter, to be prudent we now believe that an increase in earnings for the year of 8%-12% is appropriate.”
     H. Palmer Proctor, Jr., President, added, “Our strong performance in 2006 and the first quarter of 2007 in increasing transaction accounts and rebalancing the deposit mix is expected to continue throughout 2007.

Fidelity Southern Corporation
First Quarter Earnings Release
April 19, 2007

     “We continue to attract exceptional employees and excellent business, professional, and personal banking relationships from the competition. At the end of the day, we feel that these successes result from our belief that “IT’S ALL ABOUT SERVICE.”
     As of March 31, 2007, total assets were $1.621 billion compared to $1.419 billion at March 31, 2006, a $202 million or 14.2% increase. In other year-ago comparisons, loans increased 17.2% to $1.333 billion, total loans, including loans held-for-sale, increased 17.0% to $1.370 billion, deposits increased 21.4% to $1.402 billion, and shareholders’ equity increased 11.3% to $97 million.
     Net interest income for the first quarter of 2007 increased $971,000 or 9.4% when compared to the same period in 2006. This increase was driven by increases in average interest-earning assets of 14.8%, which more than offset a decline in the net interest margin. The net interest margin decreased by 13 basis points to 3.02% in the first quarter of 2007 compared to the same period in 2006. The net interest margin for the quarter ended December 31, 2006, was 3.06%.
     Total interest income for the first quarter 2007 increased $6.2 million or 29.1% compared to the same period in 2006. The increase in interest income was due to an 82 basis point increase in the yield on average interest-earning assets and an increase in average interest-earning assets of $197 million for the first quarter of 2007 compared to the same period in 2006.
     Interest expense for the first quarter 2007 increased $5.2 million or 47.5% compared to the same period in 2006. The increase in interest expense was primarily attributable to a 106 basis point increase in the cost of interest-bearing liabilities for the first quarter of 2007 when compared to the same period of 2006, and an increase in the volume of average interest-bearing liabilities of $179 million over the same period of 2006.
     The provision for loan losses for the first quarter of 2007 was $500,000 compared to $675,000 for the same period in 2006. Net charge-offs increased $231,000 for the first quarter of 2007 when compared to the same period in 2006. The ratio of net charge-offs to average loans outstanding was ..27% for the first quarter of 2007 compared to .24% for the same period in 2006. The ratio of classified loans to total loans decreased from 2.67% at March 31, 2006, to 1.52% at March 31, 2007. The allowance for loan losses as a percentage of loans decreased from 1.05% at December 31, 2006, and 1.11% at March 31, 2006, to 1.02% at March 31, 2007. Nonperforming assets increased to $9.1 million at March 31, 2007, compared to $3.1 million at March 31, 2006. The increase in nonperforming assets was primarily driven by increases in nonaccrual loans and other real estate, approximately 90% of which are secured by real estate. Management anticipates no significant losses resulting from these nonperforming assets. The decline in the allowance for loan losses as a percentage of loans was due to the payoff and pay down of significant loan balances for which a portion of the allowance had been specifically allocated.
     Noninterest income increased $880,000 or 24.5% to $4.5 million in the first quarter of 2007 compared to the same period in 2006. This increase was primarily due to an increase in indirect lending revenues of $373,000 or 37.3% to $1.4 million due to an increase in the number

Fidelity Southern Corporation
First Quarter Earnings Release
April 19, 2007

and volume of indirect loans sold and increases in fees from indirect loans serviced, and an increase in revenue from SBA lending activities of $277,000 or 75.5% due to the continuing expansion of the SBA lending business. In addition, service charges on deposit accounts increased $145,000 or 14.9% to $1.1 million due to the growing number of transaction accounts resulting from the transaction account acquisition program initiated in early 2006 to attract lower-costing deposits generating service charges and fees.
     Noninterest expense for the first quarter of 2007 increased $1.5 million or 14.5% to $11.5 million when compared to the same period of 2006. The increase was primarily related to an increase in salaries and benefits expense of $899,000 or 16.3% to $6.4 million, and an increase in other operating expenses of $463,000 or 38.7% to $1.7 million. The increase in salaries and benefits expenses was primarily due to the addition of seasoned loan production and branch operations staff, including SBA, indirect automobile, and commercial lenders to increase lending volume, and staff for the new branches added in 2006 and to some extent in 2007. The increase in other operating expenses was primarily related to business development, hiring costs, costs related to growing volumes of accounts and related transaction activity, and amortization expense related to the investment in Georgia low income housing tax credits, for which there was no comparable expense in the same period of 2006.
     The effective income tax rate for the first quarter of 2007 was 30.4% compared to 32.3% for the same period in 2006. The decline in the effective income tax rate was in part the result of the purchase of Georgia low income housing tax credits during 2006 and the increased average balances of the tax-exempt loans and investment securities.
     Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides a wide range of banking, mortgage and investment services, and a credit related insurance product through 22 branches in Atlanta, Georgia, and an insurance office in Atlanta, Georgia. Mortgage and construction loans are also provided through offices in Jacksonville, Florida. Automobile loans and SBA loans are provided through employees located throughout the Southeast. For additional information about Fidelity’s products and services, please visit the web site at www.FidelitySouthern.com.
     This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Fidelity’s operations, markets, and products. Without limiting the foregoing, the words “believes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon assumptions Fidelity believes are reasonable and may relate to, among other things, the adequacy of the allowance for loan losses, changes in interest rates, and litigation results. These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected for many reasons including, without limitation, changing events and trends that have influenced Fidelity’s assumptions. These trends and events include (i) changes in the interest rate environment which may reduce margins; (ii) non-achievement of expected growth; (iii) less favorable than anticipated changes in the national and local business environment and securities

Fidelity Southern Corporation
First Quarter Earnings Release
April 19, 2007

markets; (iv) adverse changes in the regulatory requirements affecting Fidelity; (v) greater competitive pressures among financial institutions in Fidelity’s market; (vi) changes in fiscal, monetary, regulatory, and tax policies; (vii) changes in political, legislative, and economic conditions; (viii) inflation; (ix) greater loan losses than historic levels; and (x) failure to achieve the revenue increases expected to result from Fidelity’s recent investments in its transaction deposit and lending businesses. This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein and are not intended to represent a complete list of all risks and uncertainties in our business. Investors are encouraged to read the related section in Fidelity Southern Corporation’s 2006 Annual Report on Form 10-K, including the “Risk Factors” set forth therein. Additional information and other factors that could affect future financial results are included in Fidelity’s filings with the Securities and Exchange Commission.

FIDELITY SOUTHERN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	YEAR-TO-DATE
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)	MARCH 31,
	2007	2006
INTEREST INCOME
LOANS, INCLUDING FEES	$25,453	$19,074
INVESTMENT SECURITIES	1,847	2,068
FEDERAL FUNDS SOLD AND BANK DEPOSITS	101	86

TOTAL INTEREST INCOME	27,401	21,228

INTEREST EXPENSE
DEPOSITS	14,139	8,662
SHORT-TERM BORROWINGS	511	743
SUBORDINATED DEBT	1,105	1,053
OTHER LONG-TERM DEBT	388	483

TOTAL INTEREST EXPENSE	16,143	10,941

NET INTEREST INCOME	11,258	10,287

PROVISION FOR LOAN LOSSES	500	675

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	10,758	9,612

NONINTEREST INCOME
SERVICE CHARGES ON DEPOSIT ACCOUNTS	1,118	973
OTHER FEES AND CHARGES	456	375
MORTGAGE BANKING ACTIVITIES	121	149
BROKERAGE ACTIVITIES	237	226
INDIRECT LENDING ACTIVITIES	1,373	1,000
SBA LENDING ACTIVITIES	644	367
BANK OWNED LIFE INSURANCE	287	270
OTHER OPERATING INCOME	229	225

TOTAL NONINTEREST INCOME	4,465	3,585

NONINTEREST EXPENSE
SALARIES AND EMPLOYEE BENEFITS	6,419	5,520
FURNITURE AND EQUIPMENT	684	665
NET OCCUPANCY	971	849
COMMUNICATION EXPENSES	399	380
PROFESSIONAL AND OTHER SERVICES	916	781
ADVERTISING AND PROMOTION	244	449
STATIONERY, PRINTING AND SUPPLIES	174	160
INSURANCE EXPENSES	70	78
OTHER OPERATING EXPENSES	1,660	1,197

TOTAL NONINTEREST EXPENSE	11,537	10,079

INCOME BEFORE INCOME TAX EXPENSE	3,686	3,118
INCOME TAX EXPENSE	1,122	1,007

NET INCOME	$2,564	$2,111

EARNINGS PER SHARE:
BASIC EARNINGS PER SHARE	$0.28	$0.23

DILUTED EARNINGS PER SHARE	$0.28	$0.23

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING-BASIC	9,296,933	9,248,000

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING-FULLY DILUTED	9,306,052	9,265,352

FIDELITY SOUTHERN CORPORATION
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(DOLLARS IN THOUSANDS)	MARCH 31,	DECEMBER 31,	MARCH 31,
	2007	2006	2006
ASSETS

CASH AND DUE FROM BANKS	$23,604	$32,659	$26,122
FEDERAL FUNDS SOLD	23,700	26,316	16,212

CASH AND CASH EQUIVALENTS	47,304	58,975	42,334
INVESTMENTS AVAILABLE-FOR-SALE	111,569	108,796	118,546
INVESTMENTS HELD-TO-MATURITY	32,074	33,182	37,091
INVESTMENT IN FHLB STOCK	4,090	4,834	5,194
LOANS HELD-FOR-SALE	36,838	58,268	33,122
LOANS	1,333,251	1,330,756	1,137,670
ALLOWANCE FOR LOAN LOSSES	(13,540)	(13,944)	(12,645)

LOANS, NET	1,319,711	1,316,812	1,125,025
PREMISES AND EQUIPMENT, NET	18,421	18,803	14,938
OTHER REAL ESTATE	342	—	—
ACCRUED INTEREST RECEIVABLE	8,723	9,312	6,841
BANK OWNED LIFE INSURANCE	25,942	25,694	24,969
OTHER ASSETS	15,851	14,503	11,260

TOTAL ASSETS	$1,620,865	$1,649,179	$1,419,320

LIABILITIES

DEPOSITS:
NONINTEREST BEARING DEMAND	$141,297	$154,392	$123,596
INTEREST BEARING DEMAND/ MONEY MARKET	295,212	286,620	224,408
SAVINGS	196,269	182,390	177,590
TIME DEPOSITS, $100,000 AND OVER	297,454	276,536	235,480
OTHER TIME DEPOSITS	471,518	486,603	393,670

TOTAL DEPOSIT LIABILITIES	1,401,750	1,386,541	1,154,744

FEDERAL FUNDS PURCHASED	—	20,000	5,000
OTHER SHORT-TERM BORROWINGS	25,151	52,061	69,320
SUBORDINATED DEBT	46,908	46,908	46,908
OTHER LONG-TERM DEBT	37,000	37,000	48,000
ACCRUED INTEREST PAYABLE	7,138	7,042	4,565
OTHER LIABILITIES	6,066	4,980	3,751

TOTAL LIABILITIES	1,524,013	1,554,532	1,332,288

SHAREHOLDERS’ EQUITY

COMMON STOCK	45,159	44,815	44,365
TREASURY STOCK	—	—	(2)
ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME	(1,361)	(1,590)	(2,716)
RETAINED EARNINGS	53,054	51,422	45,385

TOTAL SHAREHOLDERS’ EQUITY	96,852	94,647	87,032

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,620,865	$1,649,179	$1,419,320

BOOK VALUE PER SHARE	$10.41	$10.19	$9.40

SHARES OF COMMON STOCK OUTSTANDING	9,304,573	9,288,222	9,257,476

FIDELITY SOUTHERN CORPORATION
ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES
(UNAUDITED)

(DOLLARS IN THOUSANDS)	YEAR-TO-DATE		YEAR ENDED
	MARCH 31,		DECEMBER 31,
	2007	2006	2006
BALANCE AT BEGINNING OF PERIOD	$13,944	$12,643	$12,643
CHARGE-OFFS:
COMMERCIAL, FINANCIAL AND AGRICULTURAL	—	—	1
SBA	—	76	67
REAL ESTATE-CONSTRUCTION	161	—	—
REAL ESTATE-MORTGAGE	6	—	5
CONSUMER INSTALLMENT	952	938	3,616

TOTAL CHARGE-OFFS	1,119	1,014	3,689
RECOVERIES:
COMMERCIAL, FINANCIAL AND AGRICULTURAL	10	36	505
SBA	3	111	145
REAL ESTATE-CONSTRUCTION	—	—	—
REAL ESTATE-MORTGAGE	1	2	7
CONSUMER INSTALLMENT	201	192	733

TOTAL RECOVERIES	215	341	1,390

NET CHARGE-OFFS	904	673	2,299
PROVISION FOR LOAN LOSSES	500	675	3,600

BALANCE AT END OF PERIOD	$13,540	$12,645	$13,944

RATIO OF NET CHARGE-OFFS DURING PERIOD TO AVERAGE LOANS OUTSTANDING, NET	0.27%	0.24%	0.19%
ALLOWANCE FOR LOAN LOSSES AS A PERCENTAGE OF LOANS	1.02%	1.11%	1.05%
NONPERFORMING ASSETS
(UNAUDITED)

(DOLLARS IN THOUSANDS)
	MARCH 31,
	2007	2006
NONACCRUAL LOANS	$7,549	$1,983
REPOSSESSIONS	1,187	1,153
OTHER REAL ESTATE	342	—

TOTAL NONPERFORMING ASSETS	$9,078	$3,136

LOANS PAST DUE 90 DAYS OR MORE AND STILL ACCRUING	$—	$—

RATIO OF LOANS PAST DUE 90 DAYS OR MORE AND STILL ACCRUING TO TOTAL LOANS	—%	—%

RATIO OF NONPERFORMING ASSETS TO TOTAL LOANS AND REPOSSESSIONS	0.66%	0.27%

FIDELITY SOUTHERN CORPORATION
LOANS, BY CATEGORY
(UNAUDITED)

(DOLLARS IN THOUSANDS)				PERCENT CHANGE
	MARCH 31,	DECEMBER 31,	MARCH 31,	Mar. 31, 2007/	Mar. 31, 2007/
	2007	2006	2006	Dec. 31, 2006	Mar. 31, 2006
COMMERCIAL, FINANCIAL AND AGRICULTURAL	$111,726	$107,992	$89,946	3.46%	24.21%
TAX-EXEMPT COMMERCIAL	16,626	14,969	8,800	11.07%	88.93%
REAL ESTATE MORTGAGE — COMMERCIAL	178,435	163,275	123,176	9.28%	44.86%

TOTAL COMMERCIAL	306,787	286,236	221,922	7.18%	38.24%
REAL ESTATE-CONSTRUCTION	288,754	306,078	273,937	(5.66)%	5.41%
REAL ESTATE-MORTGAGE	91,703	91,652	83,357	0.06%	10.01%
CONSUMER INSTALLMENT	646,007	646,790	558,454	(0.12)%	15.68%

LOANS	1,333,251	1,330,756	1,137,670	0.19%	17.19%
LOANS HELD-FOR-SALE:
ORIGINATED RESIDENTIAL MORTGAGE LOANS	381	321	1,698	18.69%	(77.56)%
SBA LOANS	11,457	14,947	9,424	(23.35)%	21.57%
INDIRECT AUTO LOANS	25,000	43,000	22,000	(41.86)%	13.64%

TOTAL LOANS HELD-FOR-SALE	36,838	58,268	33,122	(36.78)%	11.22%

TOTAL LOANS	$1,370,089	$1,389,024	$1,170,792

FIDELITY SOUTHERN CORPORATION
AVERAGE BALANCE, INTEREST AND YIELDS
(UNAUDITED)

	YEAR-TO-DATE
	March 2007			March 2006
	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans, net of unearned income Taxable	$1,357,148	$25,231	7.54%	$1,149,351	$18,973	6.69%
Tax-exempt (1)	15,855	330	8.43%	8,077	146	7.32%

Total loans	1,373,003	25,561	7.55%	1,157,428	19,119	6.70%

Investment securities
Taxable	144,449	1,823	5.05%	165,161	2,068	4.97%
Tax-exempt	2,474	37	3.93%	—	—	—

Total investment securities	146,923	1,860	5.03%	165,161	2,068	4.97%

Interest-bearing deposits	1,312	17	5.23%	1,007	11	4.25%
Federal funds sold	6,550	84	5.23%	7,052	75	4.34%

Total interest-earning assets	1,527,788	27,522	7.31%	1,330,648	21,273	6.49%

Cash and due from banks	23,551			20,537
Allowance for loan losses	(13,856)			(12,802)
Premises and equipment, net	18,900			14,385
Other real estate owned	8			(4)
Other assets	48,364			39,926

Total assets	$1,604,755			$1,392,690

Liabilities and shareholders’ equity Interest-bearing liabilities :
Demand deposits	$272,471	$2,337	3.48%	$216,512	$1,096	2.05%
Savings deposits	188,436	2,080	4.48%	176,624	1,615	3.71%
Time deposits	763,566	9,722	5.16%	610,549	5,951	3.95%

Total interest-bearing deposits	1,224,473	14,139	4.68%	1,003,685	8,662	3.50%

Federal funds purchased	9,578	132	5.57%	12,778	149	4.72%
Securities sold under agreements to repurchase	18,653	134	2.91%	32,462	229	2.87%
Other short-term borrowings	21,856	245	4.55%	36,056	365	4.11%
Subordinated debt	46,908	1,105	9.56%	46,908	1,053	9.11%
Long-term debt	37,000	388	4.26%	48,000	483	4.08%

Total interest-bearing liabilities	1,358,468	16,143	4.82%	1,179,889	10,941	3.76%

Noninterest-bearing :
Demand deposits	136,783			116,766
Other liabilities	14,672			9,309
Shareholders’ equity	94,832			86,726

Total liabilities and shareholders’ equity	$1,604,755			$1,392,690

Net interest income / spread		$11,379	2.49%		$10,332	2.73%

Net interest margin			3.02%			3.15%

(1)	Interest income includes the effect of taxable-equivalent adjustment for 2007 and 2006 of $121,000 and $45,000 respectively.